Filed Pursuant To Rule 433

Registration No. 333-209926

May 10, 2016

SPDR® ETF Options Report

May 4, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P500 ETF Trust	90,083,152	2,199,873	911,416	1,288,457	7,481,437	12,837,670	Y
XLF	Financial Select Sector SPDR Fund	43,412,460	111,232	50,861	60,371	787,295	1,901,794	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	20,851,816	142,632	42,857	99,775	626,819	896,321	Y
XLE	Energy Select Sector SPDR Fund	18,096,110	66,951	26,003	40,948	449,345	743,010	Y
XLU	Utilities Select Sector SPDR Fund	16,288,719	27,076	8,126	18,950	239,124	402,542	Y
XLP	Consumer Staples Select Sector SPDR Fund	12,789,208	20,331	2,839	17,492	75,056	257,297	Y
XLI	Industrial Select Sector SPDR Fund	11,713,430	24,796	14,400	10,396	144,769	550,038	Y
XLV	Health Care Select Sector SPDR Fund	11,684,657	14,736	6,907	7,829	136,400	183,546	Y
GLD®	SPDR Gold Shares	10,863,758	200,443	144,638	55,805	2,569,401	924,214	Y
XLK	Technology Select Sector SPDR Fund	10,246,082	11,512	4,751	6,761	80,444	101,825	Y
JNK	SPDR Barclays High Yield Bond ETF	9,883,346	1,960	1,503	457	43,322	68,215	Y
XME	SPDR S&P Metals & Mining ETF	8,389,256	33,086	6,572	26,514	123,638	477,196	Y
XBI	SPDR S&P Biotech ETF	7,707,605	22,082	14,796	7,286	230,070	248,119	Y
XLB	Materials Select Sector SPDR Fund	5,360,328	9,637	3,513	6,124	101,229	130,763	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	5,278,198	10,349	5,556	4,793	151,928	336,247	Y
KRE	SPDR S&P Regional Banking ETF	5,242,583	6,881	3,682	3,199	105,517	134,535	Y
XRT	SPDR S&P Retail ETF	5,137,989	17,414	3,376	14,038	76,320	165,294	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,471,720	35,515	17,917	17,598	340,392	277,573	Y
FEZ	SPDR EURO STOXX 50 ETF	2,719,502	3,882	1,831	2,051	88,927	76,841	Y
XHB	SPDR S&P Homebuilders ETF	2,548,700	3,796	1,260	2,536	55,437	59,732	Y
KBE	SPDR S&P Bank ETF	2,374,588	1,149	648	501	7,664	37,675	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,690,732	2,442	1,890	552	57,203	25,687	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	1,037,333	17	8	9	131	1,081	Y
SDY	SPDR S&P Dividend ETF	825,633	132	114	18	5,404	1,190	Y
RWX	SPDR Dow Jones International Real Estate ETF	738,565	1	1	—	101	1	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	518,182	97	81	16	1,719	613	Y
CWB	SPDR Barclays Convertible Securities ETF	408,739	10	6	4	169	154	Y

Source: Bloomberg.

STATE STREET
GLOBAL ADVISORS
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
BWX	SPDR Barclays International Treasury Bond ETF	386,182	16	14	2	308	59	Y
RWR	SPDR Dow Jones REIT ETF	238,422	44	5	39	385	3,898	Y
XPH	SPDR S&P Pharmaceuticals ETF	199,394	19	13	6	331	134	Y
KIE	SPDR S&P Insurance ETF	164,608	350	27	323	353	6,498	Y
GNR	SPDR S&P Global Natural Resources ETF	154,857	2	1	1	97	66	Y
GWX	SPDR S&P International Small Cap ETF	145,185	4	2	2	32	80	Y
DWX	SPDR S&P International Dividend ETF	127,290	7	4	3	114	63	Y
XSD	SPDR S&P Semiconductor ETF	79,240	1	1	—	27	—	Y
GUR	SPDR S&P Emerging Europe ETF	77,167	—	—	—	11	—	Y
EDIV	SPDR S&P Emerging Markets Dividend ETF	68,563	8	6	2	97	38	Y
GXC	SPDR S&P China ETF	59,128	6	3	3	5,227	96	Y
EWX	SPDR S&P Emerging Markets SmallCap ETF	49,237	7	3	4	109	215	Y
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	41,915	3	1	2	—	91	Y
EBND	SPDR Barclays Emerging Markets Local Bond ETF	17,980	—	—	—	1	—	Y
KCE	SPDR S&P Capital Markets ETF	7,458	—	—	—	61	25	Y
DGT	SPDR Global Dow ETF	4,981	3	—	3	1	45	Y
XLRE	Real Estate Select Sector SPDR Fund	4,560	1	—	1	—	1	Y
XLFS	Financial Services Select Sector SPDR Fund	4,194	10	4	6	90	105	Y

Source: Bloomberg.

State Street Global Advisors

2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting
spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The
GLD prospectus is available here
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Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management as the sub-advisor.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
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State Street Global Advisors
© 2016 State Street Corporation. All Rights Reserved.
ID6609-IBG-19381 0516 Exp. Date: 07/31/2016 IBG.SPDRETFOG.0516 SPD001096

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.